Exhibit 99.1

Nordson Corporation’s Board of Directors Authorizes Additional $500 Million for Share Repurchase Program

Westlake, Ohio, USA – September 6, 2022 – Nordson Corporation (Nasdaq:NDSN) today announced that its Board of Directors has authorized the repurchase of up to an additional $500 million of the Company’s outstanding common shares, adding capacity to the $160 million remaining from its 2018 Board authorization.

“The Board’s action reflects continued confidence in the execution of our Ascend strategy, designed to deliver top-tier growth with leading margins and returns,” said Nordson Executive Vice President and Chief Financial Officer Joseph Kelley. “Consistent cash generation is a strength of our business. We are pleased to return this value to our shareholders through annual dividends and disciplined share repurchases, particularly in this dynamic environment. We also will continue making investments to fund long-term organic and acquisitive growth opportunities.”

Shares may be purchased from time to time at prevailing prices, subject to market conditions, share price and other considerations. Purchases will be made on the open market pursuant to the applicable Securities Exchange Act Rules and will be funded from operating cash flows. Expected uses for repurchased shares include, but are not limited to, funding benefit programs including stock options, restricted stock and 401(k) matching. Shares repurchased will be treated as treasury shares until used for such purposes.

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.